Exhibit 23.9

[LETTERHEAD OF BEAR STEARNS & CO., INC.]

Consent of Bear Stearns & Co., Inc.

We hereby consent to the incorporation by reference of the description of our presentations and the references to our name contained under the headings “The REIT Conversion—Background” appearing in the Registration Statement (No. 333-114709) on Form S-4, as amended, of New Century REIT, Inc. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

BEAR STEARNS & CO., INC.

By:	/s/ CARY H. THOMPSON
Cary H. Thompson Senior Managing Director

Los Angeles, California

September 29, 2004